Exhibit 99.1

Warrior Met Coal Reports Second Quarter 2020 Results

Maintains positive cash flow despite difficult pricing environment and reduced demand
Maintains strong balance sheet and liquidity

BROOKWOOD, AL - August 5, 2020 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2020. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported a second quarter 2020 net loss of $9.2 million, or $0.18 per diluted share, compared to net income of $125.5 million, or $2.43 per diluted share, in the second quarter of 2019. Adjusted net loss per share for the second quarter of 2020 was $0.18 per diluted share compared to adjusted net income per share of $2.16 per diluted share in the second quarter of 2019. The Company reported Adjusted EBITDA of $19.5 million in the second quarter of 2020, compared to Adjusted EBITDA of $175.9 million in the second quarter of 2019. The lower results reflect a challenging market environment this year as a result of the COVID-19 pandemic.

“As a result of the ongoing global health crisis, the met coal industry experienced a substantial reduction in customer demand and significantly lower pricing than we have seen in past quarters,” commented Walt Scheller, CEO of Warrior. “Despite these challenges, we have worked hard to successfully manage our costs, working capital, and capex spending to preserve our financial flexibility and emerge from this period stronger than ever. Notably, this work has enabled us to be free cash flow positive, despite the declining price environment and lower sales volumes.”

Mr. Scheller continued, “We continue to maintain our strong balance sheet and adequate liquidity, which will benefit Warrior when the global economic situation improves. Moreover, while the timing of the recovery is still unknown, our long-term growth drivers remain compelling.”

“We are currently continuing to operate our mines, in accordance with the Centers for Disease Control and Prevention and state regulators and have taken additional precautions to protect the health and safety of our employees,” Mr. Scheller concluded.

Operating Results
The Company produced 2.1 million short tons of met coal in the second quarter of 2020 compared to 2.2 million short tons in the second quarter of 2019. Sales volume in the second quarter of 2020 was 1.5 million short tons compared to 2.2 million short tons in the second quarter of 2019, which was a record high quarter. Inventory levels rose to 1.6 million short tons at the end of the second quarter of 2020 from 978 thousand short tons at the end of the first quarter of 2020.

Additional Financial Results
Total revenues were $163.7 million for the second quarter of 2020, including $159.0 million in mining revenues, which consisted of met coal sales of 1.5 million short tons at an average net selling price of $108.05 per short ton, net of demurrage and other charges. This compares to total revenues of $397.6 million in the second quarter of 2019. The average net selling price of the Company's met coal declined 38% from $172.96 per short ton in the second quarter of 2019 to $108.05 per short ton in the second quarter of 2020. The Company sold its met coal in the second quarter of 2020 at 100% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price. The year over year decline in revenues and profits is primarily attributed to weaker met coal demand and pricing in challenging market conditions associated with the impact of COVID-19.

Cash cost of sales (including mining, transportation and royalty costs) for the second quarter of 2020 were $129.9 million, or 81.7% of mining revenues, compared to $204.5 million, or 52.8% of mining revenues in the same period of 2019. Cash cost of sales (free-on-board port) per short ton decreased to $88.27 in the second quarter of 2020 from $91.30 in the second quarter of 2019, reflecting Warrior's low and variable cost structure and focus on cost control during periods of depressed met coal prices.

Selling, general and administrative expenses for the second quarter of 2020 were $8.5 million, or 5.2% of total revenues, and were 22% lower than in the same period last year. Depreciation and depletion costs for the second quarter of 2020 were $22.2 million, or 13.5% of total revenues, and were 14% lower than in the same period last year. Warrior incurred net interest expense of $8.3 million during the second quarter of 2020 which was higher than the prior year comparable quarter due to incremental borrowings on the ABL Facility and lower returns on cash balances.

Income tax benefit was $4.4 million in the second quarter of 2020 due to a loss before income taxes of $13.6 million. This compares to income tax expense of $33.1 million in the second quarter of 2019.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the second quarter of 2020 of $32.0 million, compared to $231.4 million in the second quarter of 2019. Capital expenditures and mine development costs for the second quarter of 2020 were $31.0 million. Free cash flow was positive at $0.9 million in the second quarter of 2020 reflecting our conscious management of expenses and spending.

Net working capital, excluding cash, for the second quarter of 2020 decreased by $17.0 million from the first quarter of 2020. This decrease primarily reflects a decrease in accounts receivables on a decrease in sales volumes and the average net selling price per short ton sold and partially offset by an increase in inventory.
Cash flows used in financing activities for the second quarter of 2020 were $37.0 million, primarily due to the repayment of $30.0 million under our Amended and Restated Asset-Based Revolving Credit Agreement (the "ABL Facility") combined with principal repayments of capital lease obligations of $4.2 million, and the payment of dividends of $2.6 million.

The Company’s total liquidity as of June 30, 2020 was $267.8 million, consisting of cash and cash equivalents of $220.7 million and available liquidity under its ABL Facility of $47.1 million, net of outstanding letters of credit of $9.4 million.

Capital Allocation
On July 28, 2020, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on August 13, 2020 to stockholders of record as of the close of business on August 7, 2020.

Company Outlook
On April 29, 2020, Warrior withdrew its full year 2020 guidance in light of the uncertainties regarding the duration of the COVID-19 pandemic and its overall impact on the global economy and the Company's operations. The Company is also continuing to appropriately adjust its operational needs, including managing its expenses, capital expenditures, working capital, liquidity and cash flows. The Company initially delayed the budgeted $25.0 million development of the Blue Creek project until at least July 1, 2020 and has now further delayed that project until at least the early part of 2021. The Company has also temporarily suspended its Stock Repurchase Program. The Company will continue to evaluate the impact of the COVID-19 pandemic on its business for the remainder of the fiscal year, although the Company believes that it is premature to forecast when the economies of the countries in which its customers are located will reopen on a sustained basis and lead to a return to more normalized demand for met coal.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2020 results today, August 5, 2020, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET August 5, 2020 until 6:30 p.m. ET on September 4, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10144359.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2020 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates and payment of cash taxes, if any. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Revenues:
Sales	$159,043	$387,429	$380,381	$757,110
Other revenues	4,658	10,184	10,040	18,793
Total revenues	163,701	397,613	390,421	775,903
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	130,777	205,188	282,291	387,816
Cost of other revenues (exclusive of items shown separately below)	7,642	8,019	15,203	15,764
Depreciation and depletion	22,156	25,678	50,848	47,911
Selling, general and administrative	8,457	10,783	16,913	19,688
Total costs and expenses	169,032	249,668	365,255	471,179
Operating income (loss)	(5,331)	147,945	25,166	304,724
Interest expense, net	(8,255)	(6,951)	(15,788)	(15,543)
Loss on early extinguishment of debt	—	—	—	(9,756)
Other income	—	17,543	1,822	17,543
Income (loss) before income tax expense (benefit)	(13,586)	158,537	11,200	296,968
Income tax expense (benefit)	(4,425)	33,056	(1,184)	61,040
Net income (loss)	$(9,161)	$125,481	$12,384	$235,928
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$(0.18)	$2.43	$0.24	$4.58
Net income (loss) per share—diluted	$(0.18)	$2.43	$0.24	$4.57
Weighted average number of shares outstanding—basic	51,187	51,553	51,147	51,532
Weighted average number of shares outstanding—diluted	51,288	51,681	51,255	51,641
Dividends per share:	$0.05	$4.46	$0.10	$4.51

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended June 30,		For the six months ended June 30,
(short tons in thousands)(1)	2020	2019	2020	2019
Tons sold	1,472	2,240	3,286	4,335
Tons produced	2,116	2,195	4,215	4,494
Gross price realization (2)	100%	97%	94%	97%
Average net selling price	$108.05	$172.96	$115.76	$174.65
Cash cost of sales (free on board port) per short ton (3)	$88.27	$91.30	$85.40	$89.14
(1) 1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and six months ended June 30, 2020 and 2019, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Cost of sales	130,777	$205,188	$282,291	$387,816
Asset retirement obligation	(369)	(373)	(738)	(746)
Stock compensation expense	(478)	(308)	(927)	(627)
Cash cost of sales (free-on-board port)(3)	$129,930	$204,507	$280,626	$386,443

(3)  Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(9,161)	$125,481	$12,384	$235,928
Interest expense, net	8,255	6,951	15,788	15,543
Income tax expense (benefit)	(4,425)	33,056	(1,184)	61,040
Depreciation and depletion	22,156	25,678	50,848	47,911
Asset retirement obligation accretion	733	812	1,466	1,624
Stock compensation expense	1,991	1,455	3,724	2,649
Loss on early extinguishment of debt	—	—	—	9,756
Other income	—	(17,543)	(1,822)	(17,543)
Adjusted EBITDA (4)	$19,549	$175,890	$81,204	$356,908
Adjusted EBITDA margin (5)	11.9%	44.2%	20.8%	46.0%
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(9,161)	$125,481	$12,384	$235,928
Loss on early extinguishment of debt, net of tax	—	—	—	9,756
Other income, net of tax	—	(13,885)	(1,584)	(13,937)
Adjusted net income (loss)(6)	$(9,161)	$111,596	$10,800	$231,747

Weighted average number of basic shares outstanding	51,187	51,553	51,147	51,532
Weighted average number of diluted shares outstanding	51,288	51,681	51,255	51,641

Adjusted basic net income (loss) per share:	$(0.18)	$2.16	$0.21	$4.50
Adjusted diluted net income (loss) per share:	$(0.18)	$2.16	$0.21	$4.49
(6) Adjusted net income (loss) is defined as net income (loss) net of loss on early extinguishment of debt, net of tax and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$(9,161)	$125,481	$12,384	$235,928
Non-cash adjustments to reconcile net income to net cash provided by operating activities	20,807	61,230	55,592	123,590
Changes in operating assets and liabilities:
Trade accounts receivable	54,517	21,894	22,462	(22,435)
Income tax receivable	—	21,310	—	21,607
Inventories	(28,268)	190	(45,594)	(10,633)
Prepaid expenses and other receivables	(5,458)	(1,657)	(5,693)	8,510
Accounts payable	1,765	(4,821)	17,379	5,819
Accrued expenses and other current liabilities	(5,549)	2,165	(9,087)	(12,968)
Other	3,311	5,638	5,543	8,420
Net cash provided by operating activities	31,964	231,430	52,986	357,838
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(25,979)	(27,705)	(48,754)	(52,100)
Mine development costs	(5,054)	(6,491)	(8,731)	(12,069)
Proceeds from sale of property, plant and equipment and other	—	2,829	—	3,063
Other	—	3,251	6,233	3,251
Net cash used in investing activities	(31,033)	(28,116)	(51,252)	(57,855)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	(37,011)	(238,911)	25,546	(386,243)
Net increase (decrease) in cash and cash equivalents and restricted cash	(36,080)	(35,597)	27,280	(86,260)
Cash and cash equivalents and restricted cash at beginning of period	256,743	155,742	193,383	206,405
Cash and cash equivalents and restricted cash at end of period	$220,663	$120,145	$220,663	$120,145

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$31,964	$231,430	$52,986	$357,838
Purchases of property, plant and equipment and mine development costs	(31,033)	(34,196)	(57,485)	(64,169)
Free cash flow (7)	$931	$197,234	$(4,499)	$293,669
Free cash flow conversion (8)	4.8%	112.1%	(5.5)%	82.3%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	June 30, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$220,663	$193,383
Short-term investments	8,502	14,675
Trade accounts receivable	77,009	99,471
Income tax receivable	24,274	12,925
Inventories, net	153,905	97,901
Prepaid expenses and other receivables	34,967	25,691
Total current assets	519,320	444,046
Mineral interests, net	105,120	110,130
Property, plant and equipment, net	601,955	606,200
Non-current income tax receivable	—	11,349
Deferred income taxes	155,451	154,297
Other long-term assets	15,343	18,242
Total assets	$1,397,189	$1,344,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,805	$46,436
Accrued expenses	60,343	65,755
Short term financing lease liabilities	7,726	10,146
Other current liabilities	7,273	6,615
Total current liabilities	131,147	128,952
Long-term debt	379,541	339,189
Asset retirement obligations	54,986	53,583
Long term financing lease liabilities	24,731	25,528
Other long-term liabilities	31,821	31,430
Total liabilities	622,226	578,682
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of June 30, 2020 and December 31, 2019, 53,406,023 issued and 51,184,182 outstanding as of June 30, 2020 and 53,293,449 issued and 51,071,608 outstanding as of December 31, 2019)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2020 and December 31, 2019)	(50,576)	(50,576)
Additional paid in capital	246,126	243,932
Retained earnings	578,880	571,693
Total stockholders’ equity	774,963	765,582
Total liabilities and stockholders’ equity	$1,397,189	$1,344,264